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                                                                     EXHIBIT 5.1

                                February 15, 2000



Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118

         Re:      Chesapeake Energy Corporation 1999 Stock Option Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Chesapeake Energy Corporation 1999 Stock Option Plan (the "Plan"), which Registration Statement covers the offer and sale of shares of common stock, par value $.01 per share (the "Shares"), of Chesapeake Energy Corporation (the "Company") to be issued by the Company pursuant to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

         Based on the foregoing, we are of the opinion that:

         1. The Company is duly organized and existing under the laws of the State of Oklahoma.

         2. The Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.

         Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

                                        Very truly yours,

                                        WINSTEAD SECHREST & MINICK P.C.

                                        Winstead Sechrest & Minick P.C.

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